Exhibit 99.2

SOLIDION TECHNOLOGY, INC.

COMPENSATION COMMITTEE CHARTER

ADOPTED AS OF FEBRUARY 2, 2024

I.	Purpose of the Committee

The purpose of the Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Solidion Technology, Inc. (the “Company”) is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation.

II.	Composition of the Committee

The Committee shall consist of three or more directors, as determined from time to time by the Board. The members of the Committee shall be appointed by the Board based on recommendations from the nominating and corporate governance committee of the Board. The members of the Committee shall serve until such member’s successor is duly appointed and qualified or until such member’s earlier resignation or removal. The Board may remove any member from the Committee at any time with or without cause.

Each member of the Committee shall be independent in accordance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”). In addition, the Board may require that members of the Committee must also qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and satisfy the requirements of “outside directors” pursuant to Section 162(m) of the Internal Revenue Code. The Board shall designate a member of the Committee as the chairperson.

III.	Meetings of the Committee

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than twice every year. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain minutes of its meetings and records relating to those meetings and report regularly to the Board on its discussions and actions, including any significant issues or concerns that arise at its meetings, and shall make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee shall meet separately, and periodically, with management. The Committee may invite any officer or employee desired by the Committee or its chairperson to attend any meeting or meetings of the Committees, except for portions of the meetings where such presence would be inappropriate, as determined by the Committee or its chairperson. No such officer or employee of the Company may be present during any discussions, deliberations, or voting of the Committee regarding the compensation of such officer or employee. Further, the Committee shall meet regularly without such individuals present.

IV.	Duties and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters.

Overall Compensation Strategy

●	The Committee shall review and approve (or make recommendations to the Board regarding) any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the chief executive officer (the “CEO”) and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans, and other compensatory arrangements of the Company’s executive officers and other senior management and adjusting compensation, as appropriate.

●	In consultation with senior management, establish, review, and evaluate the long-term strategy of employee compensation and the types of equity and other compensation plans used by the Company. The Committee shall review, approve (or make recommendations to the Board regarding), implement, and administer incentive compensation plans and equity-based plans on an annual basis, and where appropriate or required, recommend for approval by the stockholders of the Company, which includes the ability to adopt, amend and terminate such plans. Oversee the activities of the individuals and committees responsible for overseeing the Company’s compensation plans. In reviewing and approving (or making recommendations regarding) incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) and the stockholder advisory vote on the frequency of Say on Pay Votes.

●	The Committee shall monitor the Company’s compliance with the requirements of the Sarbanes Oxley Act of 2002 relating to loans to officers and directors and with all other applicable laws affecting employee compensation and benefits.

●	The Committee shall consider whether stock ownership guidelines for the CEO and other executive officers should be implemented and, if so, monitor compliance with such guidelines.

●	The Committee shall consider whether to develop and recommend to the Board for approval a CEO succession plan (the “Succession Plan”) and, if so, to review the Succession Plan periodically in consultation with the CEO, develop and evaluate potential candidates for CEO and recommend to the Board any changes to, and any candidates for succession under, the Succession Plan.

CEO Compensation

●	The Committee shall review and approve (or make recommendations to the Board for approval of) the compensation and other terms of employment of the CEO on an annual basis. The Committee shall also evaluate the CEO’s performance in achieving corporate performance goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation.

●	In determining the long-term incentive component of CEO compensation, the Committee may consider the Company’s long-term performance and relative stockholder return, the value of similar incentive awards given to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

●	In evaluating and determining CEO compensation, the Committee shall consider the results of any Say on Pay Vote required by Section 14A of the Exchange Act.

●	The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation.

Compensation of Other Executive Officers and Directors

●	The Committee shall review and approve (or make recommendations to the Board regarding) the compensation of all other executive officers on an annual basis. In evaluating and determining (or making recommendations regarding) executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote, as well as take into account the recommendations and evaluations of the CEO to the extent the Committee deems appropriate.

●	The Committee shall review all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

●	Approve, amend or terminate any material plans, programs or policies that provide retirement or welfare benefits to employees or any significant change to such arrangements and oversee the activities of individuals and committees responsible for overseeing the Company’s welfare and retirement plans, and discharge any responsibilities imposed on the Committee by any of these plans, including any responsibility for appointing applicable plan committees; provided that the Committee may delegate to management the authority (i) to approve changes or adopt or terminate welfare plans of general applicability to employees or a class of non-executive employees and (ii) to amend retirement plans if such amendments do not result in a significant cost increase to the Company.

●	Review and approve any severance or similar termination payments proposed to be made to, or the entry by the Company into any employment and/or severance agreements or plans to be maintained for the benefit of, any executive officer of the Company.

Compensation Discussion and Analysis; Committee Report

If required by the applicable rules of the Securities and Exchange Commission, the Committee shall review and discuss with management the Company’s Compensation Discussion and Analysis (the “CD&A”), recommend that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation required to be included in the Company’s proxy statement or annual report on Form 10-K.

Compensation Proposals

The Committee shall review and recommend to the Board for approval compensation-related proposals to be considered at the Company’s annual meeting of stockholders, including frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement.

Human Capital Management

The Committee shall also:

●	Receive periodic updates (not less than twice annually) regarding, and oversee any significant change to, the Company’s human capital management strategy including corporate culture, inclusion, pay and opportunity equity, diversity, and social initiatives and results, and talent attraction, training, development, and retention programs and results.

●	Review the general compensation guidelines for the Company’s employees, including with regard to the size of the Company’s cash bonus pool, if any.

Employee Benefit Plans

The Committee shall review and approve (or make recommendations to the Board regarding) any employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans and the ability to delegate oversight of such plans.

Risk Management

The Committee shall review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

Charter Review

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

General Authority

The Committee shall perform such other functions and have such other power as may be necessary or appropriate in the discharge of any of the foregoing.

V.	Outside Advisors; Delegation of Authority

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation, and oversee the work, of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion. Subject to applicable law, rules and regulations and the organizational documents of the Company, the Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more officers of the Company.

If the Committee decides to retain or seek advice from compensation consultants, outside counsel or other advisors (other than the Company’s in-house counsel), the Committee shall assess the independence of such consultant, counsel or advisor in accordance with Nasdaq Listing Rule 5605(d)(3). The Committee may retain, or receive advice from, any compensation advisor they prefer, including ones that are not independent, after considering the foregoing factors.

The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K.

VI.	Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

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